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Exhibit 99.1

Contacts:

Cubist Pharmaceuticals, Inc.
Michelle Faulkner
Manager, Corporate Communications
(781) 860-8414
michelle.faulkner@cubist.com

Cubist Pharmaceuticals Announces Chairman's Retirement
Rocklage to Retire at Year-end

Lexington, MA, November 12, 2004—Cubist Pharmaceuticals, Inc. (Nasdaq: CBST) today announced that Scott M. Rocklage, Ph.D., the Company's Chairman and former Chief Executive Officer, is retiring as Chairman and resigning from the Board effective as of December 31, 2004. David W. Martin, Jr., M.D., who was appointed Lead Director of the Board of Directors in October, will lead the Board of Directors until a new Chairman is appointed. The Company has already commenced the search for a new Chairman of the Board.

Dr. Rocklage had served as CEO of Cubist from 1994-2003, and has served as the Company's Chairman since 2000. Dr. Rocklage transitioned the CEO role to Michael W. Bonney, the Company's current President and CEO, at the Cubist Annual Meeting of Stockholders in June 2003.

Dr. Rocklage commented: "It was a privilege for me to serve Cubist and its shareholders as CEO for nine years, and I was proud to hand over the reigns to Mike in 2003. I will miss Cubist, but after a long and successful run at Cubist, it is time for me to focus on other professional and personal interests."

Mr. Bonney commented on Dr. Rocklage's tenure at Cubist: "Scott's contributions to Cubist are too many to list, and we will miss him, both personally and professionally. On behalf of all of us at Cubist, we wish him the best."

Dr. Rocklage is a partner at the venture capital firm 5AM Ventures, which specializes in investments in early-stage biotech companies. Dr. Rocklage was CEO when Cubist went public in 1996 and was responsible for in-licensing CUBICIN from Eli Lilly in 1997.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that meet unmet medical needs. In the U.S., Cubist markets Cubicin® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides. CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. with activity against both methicillin-susceptible and methicillin-resistant Staphylococcus aureus (MSSA and MRSA) in complicated skin and skin structure infections. Cubist's pipeline includes HepeX-B™, a monoclonal antibody biologic currently in the second of two Phase 2 trials to determine its potential for the prevention of infection by the Hepatitis B virus (HBV) in liver transplant patients, and research efforts focused on novel members of the lipopeptide class of molecules. Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist. These factors include, but are not limited to: (i) the level of acceptance of CUBICIN by physicians, patients, third-party payors, and the medical community generally; (ii) Cubist's ability to continue to develop, secure additional regulatory approvals for, and successfully market, CUBICIN; (iii) Cubist's ability to manufacture CUBICIN on a commercial scale; (iv) commercialization of products that are competitive with CUBICIN; (v) Cubist's ability to discover or in-license drug candidates; (vi) Cubist's ability to successfully develop drug candidates in its pipeline, including HepeX-B; (vii) Cubist's ability to successfully commercialize any product or technology developed by Cubist; (viii) Cubist's ability to establish and maintain successful manufacturing, sales and marketing, distribution, and development collaborations; (ix) legislative or regulatory changes adversely affecting Cubist or the biopharmaceutical industry; (x) Cubist's ability to protect its intellectual property and proprietary technologies; and (xi) Cubist's ability to finance its operations. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist's recent filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

Cubist and Cubicin are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

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Additional information can be found at Cubist's web site at www.cubist.com

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  Exhibit 99.1